B.H. (Barney) Adams
Chairman of the Board

April 9, 2003

Dear Adams Golf Stockholder:

I am pleased to invite you to Adams Golf’s Annual Meeting of Stockholders. The meeting will be held at 10:00 a.m. on Wednesday May 14, 2003 at Adams Golf’s offices, 2801 East Plano Parkway, Plano, Texas, 75074.

At the meeting, you and the other stockholders will be asked to (1) re-elect one director to the Adams Golf Board and (2) ratify the appointment of KPMG LLP as our independent auditors for the current fiscal year. You will also have the opportunity to hear what has happened in our business in the past year and to ask questions. You will find other detailed information about Adams Golf and its operations, including its audited financial statements, in the enclosed Annual Report.

We hope you can join us on May 14th. Whether or not you can attend, please read the enclosed Proxy Statement. When you have done so, please mark your votes on the enclosed proxy, sign and date the proxy, and return it to us in the enclosed envelope. Your vote is important, so please return your proxy promptly.

Yours truly,

B.H. (Barney) Adams

Adams Golf, Inc.
300 Delaware Avenue, Suite 572
Wilmington, Delaware 19801

April 9, 2003

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 14, 2003

Adams Golf will hold its Annual Meeting of Stockholders at the Company’s offices, 2801 East Plano Parkway, Plano, Texas, 75074, on Wednesday, May 14, 2003 at 10:00 a.m.

We are holding this meeting:

•	to re-elect one Class II director to serve until the 2006 Annual Meeting of Stockholders; and

•	to ratify the appointment of KPMG LLP as our independent auditors for the year ending December 31, 2003.

Your Board of Directors has selected March 28, 2003 as the record date for determining stockholders entitled to vote at the meeting. A list of stockholders on that date will be available for inspection at Adams Golf, 2801 East Plano Parkway, Plano, Texas for at least ten days before the meeting.

This Notice of Annual Meeting, Proxy Statement, proxy and Adams Golf’s 2002 Annual Report to Stockholders are being distributed on or about April 9, 2003.

By Order of the Board of Directors,

D. Keith Ford
Secretary

ADAMS GOLF, INC.

Proxy Statement for meeting to be held May 14, 2003

Please see the back cover of this Proxy Statement for directions to the Annual Meeting.

GENERAL INFORMATION

1. Who is soliciting my proxy?

        We, the Board of Directors of Adams Golf, are sending you this Proxy Statement in connection with our solicitation of proxies for use at Adams Golf’s 2003 Annual Meeting of Stockholders. Certain directors, officers and employees of Adams Golf also may solicit proxies on our behalf by mail, phone, fax or in person.

2. Who is paying for this solicitation?

        Adams Golf will pay for the solicitation of proxies. Adams Golf will also reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses in forwarding our proxy materials to the beneficial owners of Adams Golf common stock.

3. What am I voting on?

        Two items: (1) the re-election of Oliver G. Brewer III to the Board of Directors and (2) the ratification of KPMG LLP as our independent auditors for the current fiscal year.

4. Who can vote?

        Only those who owned common stock at the close of business on March 28, 2003, the record date for the Annual Meeting, can vote. If you owned common stock on the record date, you have one vote per share for each matter presented at the Annual Meeting.

5. How do I vote?

        You may vote your shares either in person or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed prepaid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person - - by voting you automatically revoke your proxy. You also may revoke your proxy at any time before the voting by giving the secretary of Adams Golf written notice of your revocation or by submitting a later-dated proxy. If you execute, date and return your proxy but do not mark your voting preference, the individuals named as proxies will vote your shares FOR the election of the nominee for director, and FOR ratification of KPMG as our independent auditors.

6. What constitutes a quorum?

        Voting can take place at the Annual Meeting only if stockholders owning a majority of the voting power of the common stock (that is, a majority of the total number of votes entitled to be cast) are present in person or represented by effective proxies. On the record date, we had 22,480,071 voting shares of common stock outstanding with each share entitled to one vote. Both abstentions and broker non-votes are counted as present for purposes of establishing the quorum necessary for the meeting to proceed. A broker non-vote results from a situation in which a broker holding your shares in “street” or “nominee” name indicates to us on a proxy that it lacks discretionary authority to vote your shares.

7. What vote of the stockholders will result in the matter being passed?

        Election of Directors. Directors need the affirmative vote of holders of a plurality of the voting power present to be elected. At this year’s meeting, the nominee receiving the greatest number of votes will be deemed to have received a plurality of the voting power present. Neither abstentions nor broker non-votes will have any effect on the election of directors.

        Ratification of KPMG. Stockholders holding a majority of the shares represented in person, or by proxy, at the upcoming Annual Meeting must affirmatively vote to ratify KPMG as our independent auditors for the current fiscal year. Abstentions continue to have the same effect as votes “against” the proposal and broker non-votes continue to have no effect at all.

8. How does the Board recommend that we vote on the matters proposed?

        The Board of Directors of Adams Golf unanimously recommends that stockholders vote FOR each of the proposals submitted at the upcoming Annual Meeting.

9. Will there be other matters proposed at the 2003 Annual Meeting?

        Adams Golf’s By-laws limit the matters presented at the upcoming Annual Meeting to those in the notice of the meeting, those otherwise properly presented by the Board of Directors, and those presented by the stockholders so long as the stockholders give the secretary written notice of the matter on or before February 1, 2003. We do not expect any other matter to come before the meeting. If any other matter is presented at the Annual Meeting, your signed proxy gives the individuals named as proxies authority to vote your shares in their discretion.

10. When are 2004 stockholder proposals due if they are to be included in the Company’s proxy materials?

        To be considered for presentation at Adams Golf’s 2004 Annual Meeting of Stockholders and included in the Company’s proxy statement, a stockholder proposal must be received at Adams Golf’s offices no later than December 11, 2003. To curtail controversy as to the date on which a proposal was received by us, we suggest that proponents submit their proposals by certified mail, return receipt requested.

ITEM 1.
ELECTION OF DIRECTORS

        The Board of Directors of Adams Golf has currently set the number of directors constituting the whole Board at seven. One Board position is currently vacant. As established by our Amended and Restated Certificate of Incorporation, these directors are divided into three classes serving staggered three-year terms. At the upcoming Annual Meeting, you and the other stockholders will elect one individual to serve as a Class II director whose term will expire at the 2006 Annual Meeting. The nominee for this position, Mr. Brewer, currently serves on our Board of Directors.

        The individuals named as proxies will vote the enclosed proxy FOR the election of the nominee unless you direct them to withhold your votes. If the nominee becomes unable to serve as a director before the meeting (or decides not to serve), the individuals named as proxies may vote for a substitute, or we may reduce the number of members of the Board.

        We recommend a vote FOR the nominee.

        Below are the names and ages of the nominee for Class II director, the Class I and Class III directors, the years they became directors, their principal occupations or employment for at least the past five years, and certain of their directorships, if any.

Nominee for Election to a Three-Year Term Ending with the 2006 Annual Meeting
Class II Director

•	Oliver G. Brewer III – Age 39, a director since October 2000. Mr. Brewer has served as the President and Chief Executive Officer of Adams Golf since January 2002. He was our President and Chief Operating Officer from August 2000 to January 2002 and our Senior Vice President of Sales and Marketing from September 1998 to August 2000. He was Vice President of Sales and Marketing, Mead Containerboard, a division of Mead Corporation, from July 1997 through August 1998.

Directors Continuing in Office Until the 2005 Annual Meeting of Stockholders Class I Directors

•	Robert F. MacNally – Age 70, a director since May 1999. Mr. MacNally is a retired Chairman of the Board of Tommy Armour Golf Company where he served in that capacity from 1995 until 1997. He served as President and CEO of Tommy Armour Golf Company from 1979 to 1995.

•	Stephen R. Patchin – Age 44, a director since October 1993. Mr. Patchin has served as President and Chief Executive Officer of Royal Oil and Gas Corp., an oil and gas exploration and production company and wholly owned subsidiary of Royal Holding Company, since June 1985 and as President and Chief Executive Officer of Royal Holding Company, Inc. since February 1990.

3

Directors Continuing in Office Until the 2004 Annual Meeting of Stockholders Class III Directors

•	B.H. (Barney) Adams – Age 64, a director since 1987. Mr. Adams founded the Company in 1987 and has served as our Chairman of the Board from that time. Mr. Adams served as our Chief Executive Officer from 1987 until January 2002, and as our President until August 2000. Mr. Adams is the inventor of the Tight Lies Fairway Wood.

•	Paul F. Brown, Jr. – Age 56, a director since August 1995. Mr. Brown has been the Vice President, Finance and Chief Financial Officer of Royal Holding Company since 1990.

•	Mark R. Mulvoy – Age 61, a director since April 1998. Mr. Mulvoy is a retired executive of Sports Illustrated magazine where he was employed from 1965 to 1998. He was Managing Editor of Sports Illustrated from 1984 through 1996 and Publisher from 1990 to 1992.

Compensation of Directors

        Each non-employee director who serves as a member of the Board of Directors for at least one month of each quarter receives a quarterly director fee of $5,000 plus $1,000 per meeting attended in person or by telephone (whether of the full Board or a committee thereof). In addition, each non-employee director serving as a chairperson of any committee of the Board receives an additional $1,000 per quarter provided such person serves in such capacity for at least one month during that quarter. During the year ended December 31, 2002, we paid our directors an aggregate of $106,000 in director fees. We also provided our non-employee directors with Travel/Accidental Death and Dismemberment coverage in the amount of $250,000.

        Our directors are also entitled to participate in our 2002 Equity Incentive Plan. During the year ended December 31, 2002, we did not issue stock options to any of our non-employee directors.

Committees of the Board of Directors; Meetings

        Adams Golf has two standing committees; namely the Audit Committee and the Compensation Committee.

The Audit Committee

•	Meets periodically with our independent auditors to review the general scope of audit coverage, including consideration of our accounting practices and procedures, our system of internal accounting controls, and financial reporting.

•	Makes recommendations to the Board of Directors with respect to the appointment of our independent auditors.

During the fiscal year ended December 31, 2002, the members of the Audit Committee were Paul F. Brown, Jr., Mark R. Mulvoy and Robert F. MacNally. The Audit Committee met twice in 2002. 4

Audit Fees

For the year ended December 31, 2002, KPMG, the Company’s independent public accountants, billed the Company an aggregate of $136,500 for professional services rendered for the audit of the Company’s consolidated financial statements for such period included in the Company’s 10-K and the reviews of the consolidated quarterly financial statements included in the Company’s 10-Qs filed with the Securities and Exchange Commission.

In addition, the Company was billed by KPMG for non-audit related work consisting of $10,000 for an audit of the Company’s 401K plan and $18,510 for tax work related to statutory compliance with certain local and international taxing authorities. Accordingly, the Audit Committee has determined KPMG has retained its independence.

The Compensation Committee

•	Recommends to the Board of Directors annual salaries for senior management.

•	Recommends to the Board of Directors the administration and grant of awards under Adams Golf’s 2002 Equity Incentive Plan.

During the fiscal year ended December 31, 2002, the members of the Compensation Committee were Mark R. Mulvoy and Stephen R. Patchin. The Compensation Committee met one time in 2002.

Entire Board

During the year ended December 31, 2002, the entire Board of Directors of Adams Golf met four times. During fiscal 2002, each director attended at least 75% of the total of all meetings of the Board of Directors and any committee on which he served, except for Messrs. Patchin and MacNally who attended 60% and 67%, respectively, of all such meetings.

STOCK OWNERSHIP
Beneficial Ownership of Certain Stockholders, Directors and Executive Officers

        This table shows, as of March 28, 2003, the beneficial ownership of Adams Golf common stock by (1) each person known to us to be the beneficial owner of more than 5% of our common stock; (2) each director; (3) each “Named Executive Officer” set forth in the Summary Compensation Table on page 8; and (4) all directors and executive officers as a group. The addresses of each executive officer and director is c/o Adams Golf, Inc., 2801 East Plano Parkway, Plano, Texas.

	Amount and Nature of Common Stock Beneficially Owned (1)

Name of Beneficial Owners	Number of Shares Beneficially Owned		Right to Acquire (2)	Percent of Class (3)

Beneficial Owners of 5% or More
of the Company’s Common Stock
Royal Holding Company, Inc	6,374,511	(4)	0	28.4%
Directors and Named Executive Officers
B.H. Adams	3,158,743	(5)	0	14.0
Paul F. Brown, Jr	6,384,511	(6)	10,000	28.4
Mark R. Mulvoy	1,000		20,000	*
Stephen R. Patchin	6,374,511	(7)	10,000	28.4
Robert F. MacNally	100	(8)	17,500	*
Oliver G. Brewer III	10,000		1,255,000	5.3
Russell L. Fleischer	0		0	*
D. Keith Ford	0		0	*
All Directors and Named Executive Officers
as a Group (8 persons)	9,554,354		1,312,500	45.7

*	Less than one percent.
(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.
(2)	Shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 28, 2003 are deemed to be beneficially owned by the person holding such options for the purpose of computing the beneficial ownership of such person, but are not treated as outstanding for the purpose of computing the beneficial ownership of any other person.
(3)	Applicable percentage of ownership is based on 22,480,071 voting shares of common stock outstanding on March 28, 2003.
(4)	The address for Royal Holding Company, Inc. is 300 Delaware Avenue, Suite 306, Wilmington, Delaware 19801.
(5)	Includes 3,158,743 shares Mr. Adams holds jointly with Jackie Adams, his spouse.
(6)	Represents (a) 10,000 shares Mr. Brown holds jointly with Diane L. Brown, his spouse and (b) 6,374,511 shares of common stock owned directly by Royal Holding Company, Inc. Mr. Brown is the Chief Financial Officer and Vice President-Finance of Royal Holding Company, Inc. and by virtue of this position may be deemed to share the power to vote or direct the vote of, and to share the power to dispose or direct the disposition of, these shares of common stock. Mr. Brown disclaims beneficial ownership of the shares of common stock held by Royal.
(7)	Represents 6,374,511 shares of common stock owned directly by Royal Holding Company, Inc. Mr. Patchin is the Chief Executive Officer and President of Royal Holding Company, Inc. and by virtue of this position may be deemed to share the power to vote or direct the vote of, and to share the power to dispose or direct the disposition of, these shares of common stock. Mr. Patchin disclaims beneficial ownership of the shares of common stock held by Royal.

Section 16(a) Beneficial Ownership Reporting Compliance

        Under the U.S. securities laws, directors, certain executive officers and persons holding more than 10% of Adams Golf’s common stock must report their initial ownership of the common stock, and any changes in that ownership, to the Securities and Exchange Commission. The Securities and Exchange Commission has designated specific due dates for these reports. Based solely on our review of copies of the reports filed with the Securities and Exchange Commission and written representations of our directors and executive officers, we believe all persons subject to reporting filed the required reports on time in 2002.

MANAGEMENT

Executive Officers

Below are the names and ages of the executive officers of Adams Golf and a brief description of their prior experience and qualifications.

•	B.H. (Barney) Adams – Please see biography of Mr. Adams on page 4.

•	Oliver G. Brewer III – Please see biography of Mr. Brewer on page 3.

•	D. Keith Ford – Age 51. Mr. Ford has been Vice President and Chief Financial Officer of Adams Golf since December 2002. Mr. Ford has served as Secretary and Treasurer of Adams Golf since January 2003. Prior to joining Adams Golf, Mr. Ford was Interim CFO of McCord Printing Company during 2002. Before joining McCord Printing, Mr. Ford was Vice President, CFO for Landlock Seafood Company from 1999 to 2001 and Vice President, Finance & Administration for The Unimark Group, Inc. from 1992 to 1999. Mr. Ford is a Certified Public Accountant.

Compensation of Executive Officers

        The following table shows for the fiscal years ended December 31, 2000, 2001 and 2002, compensation awarded, paid to, or earned by, (i) our Chief Executive Officer; (ii) the Company’s other four most highly compensated individuals who were serving as executive officers as of December 31, 2002, and (iii) one of our most highly compensated executive officers who was not serving in that capacity on December 31, 2002 (collectively the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Positions	Year	Annual Compensation			Long Term Compen- sation Awards	All Other Compen- sation (2)

		Salary (1)		Bonus	Securities Underlying Options (#)

B.H. Adams	2002	$289,530		—	—	$3,406
Chairman of the Board	2001	301,803		$96,240	—	3,564
	2000	289,530		28,349	—	3,564

Oliver G. Brewer III	2002	250,000		62,500	975,000	502
President and	2001	200,000		50,000	80,000	486
Chief Executive Officer	2000	172,917		17,719	240,000	459

Russell L. Fleischer	2002	167,708	(3)	27,344	—	310
Vice President,	2001	175,000		34,844	10,000	498
Chief Financial Officer,	2000	27,259	(4)	—	125,000	83
Secretary and Treasurer

D. Keith Ford	2002	800	(5)	—	—	—
Vice President,	2001	—		—	—	—
Chief Financial Officer,	2000	—		—	—	—
Secretary and Treasurer

(1)	The Company has historically included under “Other Annual Compensation” certain amounts classified as unallocated client development activities; specifically amounts paid to Mr. Adams in 2001 ($61,803) and 2000 ($49,530). Beginning in 2002, these amounts have been reclassified as “Salary.” Consistent with Commission regulations, perquesite or other personal benefits, securities or property received by any of the above named persons, including Mr. Adams, in amounts less than either (a) $50,000 or (b) 10% of such individual’s total annual salary and bonus are not reflected in the above chart.
(2)	In each case, except as noted, represents group life insurance premiums paid on behalf of such officer.
(3)	Mr. Fleischer left Adams Golf in December 2002. Mr. Fleischer’s annualized compensation for 2002 was $175,000.
(4)	Mr. Fleischer became employed by Adams Golf in November 2000. Mr. Fleischer’s annualized compensation for 2000 was $175,000.
(5)	Mr. Ford became employed by Adams Golf in December 2002. Mr. Ford’s annualized compensation for 2002 was $150,000.

Option Grants in 2002

Name	Date of Grant	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees In Fiscal Year	Exercise Price per Share	Expiration Date	Grant Date Present Value (2)

Oliver G. Brewer III	1/16/02	975,000	43%	$0.01	1/16/12	$477,750	(3)

(1)	All options noted are non-transferable. Mr. Brewer’s options vested in one installment on July 16, 2002.
(2)	We calculated this amount using the Black-Scholes option pricing model, a complex mathematical formula that uses six different market-related factors to estimate the value of stock options. The factors are stock price at date of grant, option exercise price, option term, risk-free rate of return, stock volatility and dividend yield. The Black-Scholes model generates an estimate of the value of the right to purchase a share of stock at a fixed price over a fixed period.
(3)	Using the Black-Scholes option pricing model as described in footnote (2), the options granted to Mr. Brewer in January 2002 have a value of $0.49 per share. The actual value, if any Mr. Brewer realizes will depend on whether the stock price at exercise is greater than the grant price, as well as Mr. Brewer’s continued employment through the vesting period and the five-year option term. The following assumptions were used to calculate the Black-Scholes value:

Stock price at date of grant	$0.50	Option term	Ten years
Option exercise price	$0.01	Risk-free rate of return	6.0%
Dividend yield	0%	Volatility	7.2%

8

Securities Underlying Unexercised Options at Fiscal Year End

	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-The-Money Options at Fiscal Year End ($)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Oliver G. Brewer III	1,217,500(1)	187,500	$234,000(2)	—

(1)	242,000 of Mr. Brewer’s exercisable options maintained an exercise price in excess of the fair market value of the common stock underlying the options at December 31, 2002.
(2)	Represents 975,000 options that were in-the-money at December 31, 2002.

Employment Contracts and Change in Control Arrangements

Oliver G. Brewer III

        In January 2002, we entered into an employment contract with Mr. Brewer, our President and Chief Executive Officer. The term of this employment agreement runs from January 1, 2002 through December 31, 2004, unless earlier terminated. Mr. Brewer will receive an annual base salary of at least $250,000 during the term of the agreement and is eligible for semi annual performance bonuses each in an amount equal to one-half of Mr. Brewer’s annual base salary then in effect.

        The employment agreement also provides for awards of our common stock or options to purchase our common stock, subject to proper authorization from our Board of Directors and compliance with all applicable laws and regulations, in the following manner and amounts:

        Calendar Year 2002

        Retention Related Grants. On January 16, 2002, we granted to Mr. Brewer options to purchase 975,000 shares of our common stock under our 2002 Equity Incentive Plan. These options vested on July 16, 2002, six months after the date of grant.

        Performance Related Grants. On February 14, 2003, we granted to Mr. Brewer options to purchase 389,897 shares of our common stock under our 2002 Equity Incentive Plan. These options will vest six months after the date of grant.

        Calendar Year 2003

        Retention Related Grants. No later than July 16, 2003, we will grant to Mr. Brewer options to purchase our common stock in an amount equal to one and eight tenths percent of our common stock calculated on a fully diluted basis and at an option price of one cent per share, to vest six months after the date of grant.

        Performance Related Grants. We will grant to Mr. Brewer options to purchase shares of our common stock no later than January 31, 2004, to vest within six months of the date of grant at an exercise price of one cent per share in an amount equal to one percent of our common stock calculated on a fully diluted basis if the Company achieves specific internal financial goals set by the Board of Directors for 2003.

        Calendar Year 2004

        Retention Related Grants. No later than July 16, 2004, we will grant to Mr. Brewer options to purchase our common stock in an amount equal to one and four tenths percent of our common stock calculated on a fully diluted basis and at an option price of one cent per share, to vest six months after the date of grant.

        Performance Related Grants. We will grant to Mr. Brewer options to purchase shares of our common stock no later than January 31, 2005, to vest within six months of the date of grant at an exercise price of one cent per share in an amount equal to one percent of our common stock calculated on a fully diluted basis if the Company achieves specific internal financial goals set by our Board of Directors for 2004.

        The agreement may be terminated without cause by either the Company (a “termination without cause”) or by Mr. Brewer (a “termination without good reason”) upon delivery of 60 days written notice or by the mutual agreement of Mr. Brewer and the Company. The Company can terminate “for cause” if Mr. Brewer (a) deliberately and intentionally breaches any material provision of the agreement without curing such a breach within thirty days of written notice of the breach (b) deliberately and intentionally engages in gross misconduct that is materially harmful to the best interests of the Company or (c) is convicted of a felony or crime involving moral turpitude, fraud or deceit. Mr. Brewer can terminate “for good reason” if the Company (a) materially breaches any material provision of the agreement without curing such breach within thirty days of written notice of the breach, (b) assigns Mr. Brewer any duties inconsistent in any material respect with his position or diminishes Mr. Brewer’s status and reporting requirements, his authority, duties, powers or responsibilities, other than an isolated incident which is remedied within thirty days notice from Mr. Brewer, (c) fails to obtain an agreement to assume the obligations of this agreement five days before a merger, consolidation or sale of all or substantially all of the Company’s assets, (d) reduces Mr. Brewer’s total compensation, other than as the result of Mr. Brewer’s failure to meet certain performance based goals established for purposes of determining incentive based compensation, or (e) relocates the principal offices of the Company to a location more than 75 miles from Plano, Texas.

        In the event that either the Company terminates the employment agreement without cause or Mr. Brewer terminates for good reason, then Mr. Brewer will be entitled to (a) his annual base salary and all benefits provided to Mr. Brewer and his dependants for a period of one year after the later of the date of termination or the expiration of the notice period, (b) all non-performance based stock options that Mr. Brewer was potentially eligible to receive during the calendar year in which the termination occurred, pro rated, with such options being vested at the time of termination, and (c) immediate vesting of any unvested performance based stock options granted to Mr. Brewer.

        The agreement may also be terminated in the event of the Company’s failure to set certain internal financial goals. In this event Mr. Brewer will be entitled to receive, upon his election to so terminate, his accrued salary and benefits through the date of termination, reimbursements for expenses actually incurred, and benefits under any benefit plan for Mr. Brewer or his dependants through the date of termination and any continuing coverage as required by law.

Certain Relationships and Related Transactions

        Two adult children of our Chairman, Mr. B.H. Adams, are employees of Adams Golf. Edwin Adams serves as our General Counsel. In 2002, Mr. Edwin Adams received an annual base salary of $125,000 and a performance bonus of $7,500. Ms. Cindy Adams-Herington holds the position of Vice President, Advertising and Marketing and received an annual base salary in 2002 of $138,600 and a performance bonus of $17,300. Both Edwin Adams and Cindy Adams-Herington also received stock options in 2002 consistent with employees in similar positions within the company. Neither Edwin Adams nor Cindy Herington have employment contracts or change of control arrangements with Adams Golf.

Compensation Committee Interlocks and Insider Participation

        During 2002, the Compensation Committee consisted of Messrs. Mulvoy and Patchin.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Policy

        The Compensation Committee of the Board of Directors establishes and administers our executive compensation programs. The full Board of Directors of Adams Golf reviews the Committee’s recommendations and approves the salaries of all elected officers, including the “Named Executive Officers” who appear in the Summary Compensation Table on page 8. The Committee reviews salary recommendations for executive officers and is responsible for all other elements of executive compensation, including annual and long-term incentive awards.

        Our goal is to attract, retain and reward a highly competent and productive employee group. To do so, both the Compensation Committee and the Board of Directors, as a whole, have determined that it is in the best interest of the Company to provide a total compensation package that competes favorably with those offered within the sports equipment industry and geographic areas in which Adams Golf operates.

        Our current compensation package consists of three basic components: base salary, bonus awards under the Management Incentive Plan, and stock option grants under our 2002 Equity Incentive Plan. Executive officer salary adjustments are determined by a subjective evaluation of the individual’s performance and our financial and operational performance. Although we do not utilize any formal mathematical formulae or objective thresholds (except in the case of awards under our Management Incentive Plan) particular attention is given to the operating results of Adams Golf. We believe that specific formulae restrict flexibility and are too rigid at this stage of our development.

        Base Salary. The base salary policy provides for compensation at competitive levels. Increases in executive base salary are awarded for individual and overall company performance and generally reflect established merit increase guidelines applicable to all salaried employees.

        Management Incentive Plan. The Management Incentive Plan provides the potential for semi-annual incentives. The plan was designed to create an incentive for key employees, including the Chief Executive Officer, other named officers, and management employees who are in a position to contribute to, and therefore influence, Adams Golf’s annual financial performance. The plan does not permit awards unless the Company’s revenue exceeds 90% of the Company’s target objectives. In 2002, the Company met its target objective for the second half of the year ended December 31, 2002.

        Stock Incentive Plan. The purpose of our stock incentive plan is to further align employees’ interests with our long-term performance and therefore, the long-term interests of the stockholders. Options were granted to employees who were in the position to influence business results. The options typically vest in 25% increments on the first, second, third and fourth anniversaries of the grant date.

2002 Company Performance

        In 2002 Adams Golf’s diluted loss per common share was $0.40, compared to 2001 diluted loss per common share of $0.60. Net revenues decreased to $37.9 million in 2002 compared to $49.2 million in 2001. The net loss for 2002 was $8.9 million as compared to a net loss in 2001 of $13.4 million.

        During 2002, Adams Golf introduced five new product lines, namely the GT 363 and GT 303 Drivers, the GT Fairway Woods, the GT Spec Putters and the Idea Irons. The Company’s annual revenue decreased compared to the previous year but increased 56% in the second half of the year of the same period in 2001. The Company also continued to implement cost control measures thereby improving its financial performance over 2001 by 33%. However, the Company’s full year financial performance in 2002 was below expected levels in the opinion of the Committee.

2002 Executive Compensation

        No base salary adjustments were made for our executive officers in 2002. A stock option grant award was given to Russell L. Fleischer in January 2002. Mr. Fleischer also received a semi-annual bonus award under the Management Incentive Plan related to the first half of 2002. The amount of this bonus award was $27,344. As the Company did not meet its target objective for the first half of 2002, this was a discretionary award, which was determined by individual performance for the period stated.

2002 Chief Executive Compensation

        The compensation of our President and Chief Executive Officer, Mr. Brewer is described on pages 9 through 10.

Company Policy on Qualifying Compensation

        We have reviewed the applicability of Section 162(m) of the Internal Revenue Code of 1986, as amended, which disallows a tax deduction for compensation to an executive officer in excess of $1.0 million per year. We do not anticipate that compensation subject to this threshold will be paid to any executive in the foreseeable future.

        We intend to periodically review the potential consequences of Section 162(m) and may in the future structure the performance-based portion of our executive officer compensation to comply with certain exemptions provided in Section 162(m).

        The foregoing report on executive compensation is provided by the following non-employee directors, who constituted the Compensation Committee during 2002.

Mark R. Mulvoy	Stephen R. Patchin

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AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors oversees the Company’s financial reporting process on behalf of the Board of Directors and operates under a written charter adopted by the Board of Directors. Each of the Audit Committee members satisfies the definition of independent director as established in the Nasdaq Stock Exchange Listing Standards.

        Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

        The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, which included the auditors’ non-audit related tax work.

        The committee discussed with the Company’s independent auditors the overall scope and plans for their respective audits. The committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The committee held two meetings during the fiscal year 2002.

        In reliance on the reviews and discussion referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission. The committee and the Board have also recommended the selection of the Company’s independent auditors.

Paul F. Brown, Jr. Mark R. Mulvoy Robert F. MacNally

        In accordance with the rules of the Securities and Exchange Commission, the foregoing information, which is required by paragraphs (a) and (b) of Regulation S-K Item 306, shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to the Commission’s Regulation 14A, other than as provided in the Item, or to the liabilities of Section 18 of the Securities Exchange Act of 1934 except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, or the Securities Exchange Act of 1934.

PERFORMANCE GRAPH

        The following performance graph compares the performance of Adams Golf common stock to the Standard and Poor’s Small Cap 600 index and an industry peer group, selected in good faith, for the period from July 10, 1998, the first day of trading for the Company’s shares, through December 31, 2002. The graph assumes that the value of the investment in the Company’s common stock and each index was $100 at July 10, 1998 and that all dividends were reinvested. The Company has paid no dividends. Performance data is provided for the last trading day closest to year end for each 1998, 1999, 2000, 2001, and 2002.

COMPARISON OF CUMULATIVE TOTAL RETURNS
Assumes Initial Investment of $100
December 2002

Company	July 10, 1998	December 1998	December 1999	December 2000	December 2001	December 2002

Adams Golf, Inc.	$100	$26	$10	$3	$2	$2
S&P Small Cap 600	100	93	105	117	125	106
Peer Group (1)	100	51	88	94	93	65

(1)	Peer group consists of Callaway Golf Company, Aldila, Inc. and Coastcast Corp.

        On July 30, 2001, the Company was notified by Nasdaq that it had failed to maintain the minimum $1.00 bid price requirement for 30 consecutive trading days and that the 90 day “cure-period” for which the Company’s stock would need to satisfy the minimum bid requirement of $1.00 for ten consecutive trading days had begun. Given the events of September 11, 2001 in New York City and Washington D.C., Nasdaq provided temporary relief with respect to the minimum bid price requirement until January 2, 2002 and suspended the Company’s 90-day cure period initiated on July 30, 2001. Effective January 2, 2002, Nasdaq reinstated the minimum bid price requirement and on February 14, 2002, again notified the Company that it had failed to meet the minimum $1.00 bid price for 30 consecutive trading days and that the 90 day “cure period” had been initiated.

        On February 6, 2002, and for a one year period thereafter, the SEC approved a pilot program modifying the minimum bid price grace period for the Nasdaq SmallCap Market. Under the program, the Company could elect to phase down to the Nasdaq SmallCap market at the expiration of the 90 day National Market cure period at which time the Company would receive an additional 90 days to achieve the minimum bid requirement of $1.00 for ten consecutive trading days. Should the Company be unable to achieve the minimum bid requirement while continuing to demonstrate compliance with the core initial listing standards of the SmallCap Market of either (i) net income of $750,000, (ii) stockholders’ equity of $5 million, or (iii) market capitalization of $50 million, the Company would be afforded an additional 180 day grace period to regain compliance. Should the Company be unable to regain compliance, the Company’s common stock would be delisted from the Nasdaq SmallCap market at which time it could be eligible to trade on the electronic bulletin board, rather than either the Nasdaq National Market or SmallCap Market systems. Effective June 10, 2002, the Company elected to phase down and is currently listed on the Nasdaq SmallCap Market.

        On August 14, 2002, the Company was notified that it had failed to regain compliance with the minimum $1.00 bid price requirement. However, since the Company did meet the initial listing requirement for the SmallCap Market as of June 30, 2002, specifically the stockholders’ equity of $5 million, Nasdaq provided the Company with an additional grace period of 180 calendar days in which to maintain a minimum bid price of $1.00 or greater for ten consecutive trading days. If the Company can not meet the Nasdaq requirements by February 10, 2003, the Company will receive written notification that the securities will be delisted.

        As of February 10, 2003, the Company was unable to maintain a minimum bid price of $1.00. On March 18, 2003, Nasdaq notified the Company that it will be provided with an additional 90 days, or until May 12, 2003 to regain compliance. If, by May 12, 2003, the bid price of the Company’s common stock does not close at $1.00 per share or more for a minimum of ten consecutive trading days, Nasdaq will then provide written notification that the Company’s stock will be delisted.

        The inability to maintain a listing on the Nasdaq Stock Market could adversely affect the ability or willingness of investors to purchase the common stock, which in turn, would likely severely affect the market liquidity of the Company’s securities. Given the current market price for the Company’s common stock, recent notifications by Nasdaq and the state of the capital markets generally, we do not expect that we would be able to raise funds through the issuance of our capital stock.

ITEM 2.
RATIFICATION OF KPMG AS INDEPENDENT AUDITORS

        Our Board of Directors, upon recommendation of the Audit Committee, has appointed KPMG as independent auditors to examine our consolidated financial statements for the fiscal year ending December 31, 2003 and to render other professional services as required.

        We are submitting the appointment of KPMG to stockholders to obtain your ratification. KPMG has served as our independent auditors since 1997. Representatives of KPMG will be present at the meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions.

        We recommend a vote FOR the ratification of KPMG as our independent auditors for the current fiscal year.

ANNUAL MEETING ADVANCE NOTICE REQUIREMENTS

        Our By-laws provide that stockholder proposals and director nominations by stockholders may be made in compliance with certain advance notice, informational and other applicable requirements. With respect to stockholder proposals (concerning matters other than the nomination of directors), the individual submitting the proposal must file a written notice with the secretary of Adams Golf at 2801 E. Plano Parkway, Plano, Texas 75074 setting forth certain information about the stockholder and all persons acting in concert with him or her, including the following information:

•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the Annual Meeting;

•	the names and addresses of the supporting stockholders;

•	the class and number of shares of our stock that are beneficially owned by such persons; and

•	any material interest of such persons in the matter presented.

The notice must be delivered to the secretary (1) at least 90 days before any scheduled meeting or (2) if less than 100 days notice or prior public disclosure of the meeting is given, by the close of business on the 10th day following the giving of notice or the date public disclosure was made, whichever is earlier.

        A stockholder may recommend a nominee to become a director of Adams Golf by giving the secretary (at the address set forth above) a written notice setting forth certain information, including:

•	the name, age, business and residence address of the person intended to be nominated;

•	a representation that the nominating stockholder is in fact a holder of record of Adams Golf common stock entitled to vote at the meeting and that he or she intends to be present at the meeting to nominate the person specified;

•	a description of all arrangements between the nominating stockholder, the nominee and other persons concerning the nomination;

•	any other information about the nominee that must be disclosed in the proxy solicitations under Rule 14(a) of the Securities Exchange Act of 1934; and

•	the nominee’s written consent to serve, if elected.

        Such nominations must be made pursuant to the same advance notice requirements for stockholder proposals set forth in the preceding paragraph. Adams Golf plans to hold its annual meetings on the third Wednesday in May of each year. Accordingly, our 2004 Annual Meeting of Stockholders is currently scheduled for May 19, 2004. Copies of our By-laws are available upon written request made to the secretary of Adams Golf at the above address. The requirements described above do not supersede the requirements or conditions established by the Securities and Exchange Commission for stockholder proposals to be included in Adams Golf’s proxy materials for a meeting of stockholders. The Chairman of the meeting may refuse to bring before a meeting any business not brought in compliance with applicable law and our By-laws.

2801 East Plano Parkway
Plano, Texas 75074
(972) 673-9000

Directions to Adams Golf’s Annual Meeting of Stockholders

From DFW Airport: Proceed to North exit from terminal. After the tollbooth, stay left to enter Hwy. 121 North. Stay right on Hwy. 121 for a short distance to Hwy. 635 East exit. Follow Hwy. 635 eastward to Hwy. I-75 North. Follow I-75 north approximately six miles to the Plano Parkway exit. Turn right on Plano Parkway and follow approximately two miles through the Jupiter Road intersection. Adams Golf is located on the left (north) side of Plano Parkway.

From Love Field: Exit Love Field and turn left on Mockingbird Lane. Proceed to North Dallas Tollway, go left (north) to the Hwy. 635 exit. Follow Hwy. 635 eastward to Hwy. I-75 North. Keep far left on Hwy. 635 for the I-75 exit ramp. Follow I-75 north approximately six miles to the Plano Parkway exit. Turn right on Plano Parkway and follow approximately two miles through the Jupiter Road intersection. Adams Golf is located on the left (north) side of Plano Parkway.

We are delivering one copy of this proxy statement to households even when multiple stockholders share the same address unless we have received instructions to the contrary from one of these stockholders. Upon a written or verbal request from a stockholder at a shared address, we will deliver a separate copy of this proxy statement and will deliver separate copies of any future proxy statement or annual report if desired. Such a request may be made by contacting Patty Walsh, Investor Relations, Adams Golf, Inc., 2801 East Plano Parkway, Plano, TX 75074 (972-673-9000).